EXHIBIT 11



            THE DELTONA CORPORATION AND SUBSIDIARIES

       COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE



                                      YEARS ENDED
_______________________________________________________________________________
                    DECEMBER 31,DECEMBER 31,DECEMBER 25,DECEMBER 27,DECEMBER 28,
                       1994        1993         1992        1991       1990
                    ----------  ----------  ------------ ---------- ------------
Computation of primary
 income (loss)
 per common share(a):

Loss before extra-
ordinary item.....      $(3,906)   $ (8,772)  $ (6,808)  $(19,529)  $(17,008)
                        =======    ========   ========   ========   ========

Net income (loss).      $(3,906)   $ (8,772)  $  7,336   $(26,629)  $(17,008)
                        =======    =========  ========   ========   ========
Net income (loss)
 applicable  to
common stock.......     $(3,906)   $ (8,772)  $  7,366   $(26,629)  $(17,008)
                        =======    ========   ========   ========   ========
Total weighted
average common shares
outstanding........       6,515       6,057      5,964      5,661      5,648
                        =======    ========   ========   ========   ========

Per Common Share Data:
 Loss before extra-
  ordinary items...     $  (.59)   $  (1.45)  $  (1.19)  $  (3.45)  $  (3.01)
                        =======    ========   ========   ========   ========

 Net income (loss)..    $  (.59)   $  (1.45)  $   1.29   $  (4.70)  $  (3.01)
                        =======    ========   ========   ========   ========



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    (a)  Earnings per common share assuming full dilution was approximately the same for all periods.

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